Exhibit 14.2

Rules of Procedure of

Magyar Telekom Plc.’s

Audit Committee

Rules of Procedure of Magyar Telekom Plc.’s Audit Committee

1.1. The Audit Committee (hereinafter the “Committee”) of Magyar Telekom Nyrt. (hereinafter the “Company”) is a permanent committee, composed — by selection of the General Meeting - of the independent members of the Supervisory Board of Magyar Telekom Hungarian Telecommunications Public Limited Company pursuant to the authorization set out in Article 311 of Act IV of 2006 regarding Business Associations (hereinafter: “Gt.”).

1.2. The Committee is comprised of at least three (3) but maximum five (5)  members who are elected directly by the General Meeting from the independent members of the SB with simple majority of the votes, for the same duration as the members of the SB are elected. Its members shall elect the Chairman of the Committee. After April 30, 2005 only those persons who comply with the requirements of independence applicable to the Company pursuant to both the Gt. and the rules of the US Securities and Exchange Commission (the “SEC”) can be elected as members of the Committee. At least one member of the Committee, named by the Committee, must be a financial expert as defined in the SEC regulations.

1.3. The Committee shall constitute a quorum if at least three (3) members are present at the meeting. The Committee passes its resolutions by simple majority with the condition that in case of tie votes that vote of the Chairman shall decide. Audit Committee meetings can be held via conference call, provided the communications method enables that all participants hear each other simultaneously. The Committee may make resolutions through fax voting. In this case the voting shall only be valid and resolutions shall only be regarded as adopted if at least three (3) members with unanimous votes have returned their signed voting card to the Secretariat of the Chairman-CEO. In the event of fax voting the Chairman of the Committee, until his election one member of the Committee initiates the fax voting and the Secretariat of the Chairman-CEO shall inform the members and the Supervisory Board as well as the effected organizations  about the fact of passing the resolution and about the date of its entering into force.

1.4. The Chief Financial Officer of the Company or a person he nominates shall be permanently invited to the meetings of the Committee, with consultancy right. The Head of Internal Audit shall be a permanent invitee on the Committee meetings. The Heads of the majority shareholder’s Internal Audit and Corporate Control functions shall participate at the Committee meetings as permanent invitees without voting right. The Company’s independent external auditor participates in the meetings of the Committee as required, at the invitation of the Committee. The Committee, if necessary, upon initiation of any of its members, may decide to hold a closed meeting. Other experts may also participate at the meetings of the Committee as invitees. The Chairman shall be entitled to select the invitees, upon the proposal of the members.

1.5. The Committee, within the scope of authorities as provided for in the Act on Business Associations and the Articles of Association, shall have the power to act in compliance with the requirements of the Budapest Stock Exchange and the New York Stock Exchange, as well as the SEC.

1.6.1. Duties of the Committee acting within the scope of authority designated by the Gt.:

•                  Examine the proposals on the acceptance of the financial statements according to the Act on Accounting and on the distribution of profits, prior to submission of these to the Supervisory Board;

•                  Evaluate the proposal of the Board of Directors on the election, recall and determining the remuneration of the independent external auditor;

•                  Subsequent to participating in the preparation of the contract to be concluded with the auditor, monitors the reasonableness of the audit fees and the quality of the audit (e.g. scope, experience of persons carrying out the audit, quantity and timely fulfillment of the expected man-hours);

•                  Monitors the enforcement of the professional requirements and conflict of interest stipulations towards the auditor and manages the tasks related to the cooperation with the auditor;

•                  Evaluates the operation of the financial reporting system  and if necessary proposes measures

•                  supports the work of the SB to ensure the proper supervision of the financial reporting system.

1.6. 2. Other duties of the Committee:

•                  Be directly responsible for the oversight of the work of the independent external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•                  Examine the audited financial statements prepared in accordance  with  IFRS and US GAAP, the independent external auditor’s report prior to their submission to the SB, in particular, from the aspect of changes in the accounting principles or practice of the International Financial Reporting Standards (“IFRS”) and the US Generally Accepted Accounting Principles (“US GAAP”), corrections identified by the audit, the preconditions of profitability, etc.;

•                  Review the Management Letter;

•                  Review the reports to be submitted to the stock exchanges and financial authorities;

•                  Review the internal control system and procedures for financial reporting;

•                  Review the effectiveness of the Internal Audit function;

•                  Review the Internal Audit Work Plan prior to its submission to the Supervisory Board;

•                  Review the report on Internal Audit activities prior to its submission to the Supervisory Board;

•                  Review the financial supervisory reports on matters of special importance (A);

•                  Review the risk management system and the risk reports;

•                  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•                  Review its tasks on a yearly basis;

•                  Controls extraordinary independent examinations

•                  In order to ensure that the solution actually resolves the problem review and comment on the adequacy and timeliness of remedial actions (e.g. changes to the risk management system, remedial actions to correct deficiencies in internal or disclosure controls, any organizational or other actions taken upon completion of the internal investigation, and changes to financial reporting controls or procedures due to comments received by the PSZAF or SEC) taken by the Company.

•                  Complete all those tasks that the Articles of Association assigns to the scope of authority of the Committee.

1.7. The Committee shall have as necessary but at least four (4) meetings each year. One of the meetings shall be held prior to the auditing procedure according to HAR, IFRS and US GAAP at the end of the year and the rest of the meetings as appropriate, and shortly after completing the audit according to HAR, IFRS and US GAAP respectively. During the last meeting of the year the Committee reviews its tasks and determines the draft meeting schedule of the next year. Upon specific motions submitted by any of the members regarding a proposed agenda a meeting must be convoked. In justified cases the independent external auditor is entitled to request the convocation of a meeting from the Chairman. A meeting of the Committee shall be held a maximum of one (1) week prior to each regularly scheduled meeting of the Company’s Supervisory Board, if the Supervisory Board discusses issues relevant to the competences of theCommittee. The members of the Committee shall approve a written report of the business transacted at such meeting to be presented as a Board Paper (minutes in a reader-friendly format) at the regularly scheduled meeting of the Company’s Supervisory Board.

1.8.1. On an annual basis, the Committee shall prepare a written report to the Supervisory Board summarizing its activities, conclusions and recommendations for the past year and its agenda for the coming year. Such report should discuss actions taken or decisions not to take action within the scope of the Committee’s duties as discussed in Section 1.6 of these Rules of Procedure.

1.8.2. The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under these Rules of Procedure. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of these Rules of Procedure, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings and (e) the quality of written materials and presentations. The Committee may recommend to the Supervisory Board such changes to these Rules of Procedure as the Committee deems appropriate.

1.8.3. The Committee shall meet with the Supervisory Board on a regular basis in order to keep the Supervisory Board apprised of the Committee’s activities. At such meetings, the Committee shall report to the Supervisory Board material findings and other matters within the scope of the Committee’s functions.

1.9. The meetings of the Committee shall be convoked and chaired by the Chairman. The agenda of the meeting — based on the proposal of the Chairman — shall be approved with a procedural resolution at the opening of the respective Committee meeting.

1.10. The administrative services for the Committee are provided by the Secretariat of the Chairman-CEO. The Secretariat must distribute the minutes taken at the meetings to all members of the Committee and the Supervisory Board as well as to invited participants. Minutes of closed meetings can only be sent to persons outside the aforementioned scope upon the decision of the Chairman. .

1.11. The Committee shall inform the Supervisory Board and the Board of Directors in writing about possible deficiencies found during its investigations.

1.12. The Committee is entitled to hire external advisors — through the Supervisory Board - if it deems it necessary in order to carry out its tasks.

1.13. The Company shall provide for appropriate funding for (a) payment of compensation to any independent external auditor of the Company engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b)

payment of compensation to any external advisors retained by the Committee and (c) ordinary administrative expenses of the Committee. Payment and expenses under (b) and (c) will be determined by the Committee in its sole discretion.

1.14. The Rules of Procedure regulating the operation of the Committee shall be prepared by a lawyer of the Company in line with the respective legal, stock market and internal regulations. The Committee shall establish its own Rules of Procedure that enters into force upon its approval by the SB.

Enclosure

These Rules of Procedure were approved by the Supervisory Board at its meeting held as of December 5, 2006.